Preliminary Views on Value
Project Ring

Process Update Process Update Industry Overview Capital Markets Perspective RCM Overview Microcell Overview Approach to Value Financial Forecasts Preliminary Views on Value
Project Ring 1

Overview

- Rogers Wireless Communications Inc. (“RCM”or the “Company”) is considering executing a Substantial Issuer Bid
- The transaction will have the effect of transferring financial leverage related to RCI Communications’ (“RCI”) acquisition of AWE’s stake in RCM from RCI to RCM
- Potential transaction would be subject to formal valuation requirements (OSC Rule 61-501, Quebec Policy Q-27 and RCM’s Minority Shareholder Protection Agreement)
- BMO Nesbitt Burns retained to provide formal valuation of Class B Restricted Voting Shares
- Formal valuation is to be conducted pro forma Microcell acquisition
- This draft document provides preliminary views on value based on work done to date
- Closure on outstanding issues/due diligence, including feedback from the Independent Committee and finalization of terms of the issuer bid transaction, are required for BMO Nesbitt Burns to be in a position to provide the formal valuation

Project Ring

2

BMO Nesbitt Burns

Work Status
•Process to be conducted: -information request list provided to management -preliminary information received -organizational meeting -financial modeling working session -conference call (financial model) -management due diligence session -management due diligence (financial model) -approach to value internal beat-up -preliminary views as to value internal beat-up -conference call (general due diligence) -management confirmation of forecast -preliminary valuation internal beat-up -final due diligence -review RCI intention -deliver final valuation report
•BMO Nesbitt Burns would expect to deliver a formal valuation to the Independent Committee a week after this presentation subject to timely completion of duediligence and finalization of the terms of the issuer bid transaction Project Ring 3

Status of Work
•Outstanding Items/Due Diligence: -due diligence sessions: legal auditors -management certificate
Project Ring 4

Scope of Review
•Annual Reports, Annual Information Forms and Management Proxy Circulars and Quarterly Reports (1999-2003)
•3-yr Strategic Plan (Dated Feb 3, 2004) -3 year historical management reports
•FY 2004 -2006 summary Budget (dated mid-September 2004)
•Draft Board presentation on Microcellacquisition (dated September 16, 2004)
•Presentation to credit rating agencies (week of October 25, 2004)
•Management due diligence sessions
•Management forecast 2004-2009 based on management due diligence sessions Project Ring 5

Assumptions and Limitations
•Among other things; BMO Nesbitt Burns has relied upon, and assumed:
- the review by BMO Nesbitt Burns did not encompass a review of a complete copy of the TDSI/Management financial model as Management has indicated thatit was the intellectual property of TDSI
- the completeness, accuracy and fair presentation of all financial or other information obtained from public sources or provided by management or the Company
- thatforecasts, projections and budgets are reasonable in the circumstances and consistent with historical operating experience and accounting policies andreflect the best currently available estimates or judgments of management and the Company
- that no prior valuations relating to the Company, its subsidiaries (including Microcell) or any of their businesses or assets have been prepared during the past 24 months
- that there is no plan or proposal for any material change in theaffairs of the Company or any of its subsidiaries aside from the Microcellacquisition
- that no formal offers or negotiations for all or a material partof the securities or assets of the Company or any of its subsidiaries have been made or occurred during the past 24 months other than the offer to acquire AWE’s stake in RCM Project Ring 6

Industry Overview Process Update Industry Overview Capital Markets Perspective RCM Overview Microcell Overview Approach to Value Financial Forecasts Preliminary Views on Value Project Ring 7

Canadian Wireless Industry – Penetration Forecasts

Penetration Forecasts



Penetration (%)
80
70
60
50
40
30
20
2001
2002
2003
2004
2005
2006
2007
2008
2009
RCM

Source : Yankee Group, BMO NB Research, RCM Management

Canadian Wireless Subscriber Growth



Source : Canadian Wireless Telecommunications Association and RCM Management

Forecasts of market penetration differ substantially

A forward 5-year CAGR of 7.3% would achieve 65% market penetration by 2009

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BMO Nesbitt Burns

Global Wireless Industry -Market Penetration Source: Yankee Group Global Market Penetration Forecast Canadian market penetration lags that of other developed markets Time-Adjusted Market Penetration Since Service Launch Recently Canada has de-coupled from tracking US trendline Source: RCM 010203040506070809010020012002200320042005200620072008Penetration (%)United Kingdom Finland Australia Japan South Korea United States Canada Canada 3Yr lag 0% 25% 50% 75% 100% 10111213141516171819202122 France Japan Sweden UK USA Canada Project Ring 9

Canadian Wireless Industry -Competition for Subscribers Leading players converging on ability to win new customers Market Share of Wireless Subscribers Source: BMO NB Research Microcell RCM TelusBell 0% 5% 10% 15% 20% 25% 30% 35% 40% Q3/01Q4/01Q1/02Q2/02Q3/02Q4/02Q1/03Q2/03Q3/03Q4/03Q1/04Q2/04 Source: RCM Quarterly Net Subscriber Additions RCMBell MobilityTelusMicrocell0%5%10%15%20%25%30%35%40%45%Q3 ‘03Q4 ‘03Q1 ‘04Q2 ‘04Q3 ‘0429.2%38.1%27.2%5.5%Annual 2003 Market Share Project Ring 10

ARPU (blended) Churn (blended) Constant trend in ARPU over last several quarters Churn trending downwards for industry. Microcellaffected by higher mix of prepaid subs Source: RCM Source: RCM Canadian Wireless Industry -ARPU and Churn$0.00$10.00$20.00$30.00$40.00$50.00$60.00$70.001Q002Q003Q004Q001Q012Q013Q01 4Q011Q022Q023Q024Q021Q032Q033Q034Q031Q042Q04 Monthly ARPU 0.0%0.5%1.0%1.5%2.0%2.5%3.0%3.5%4.0%1Q002Q003Q004Q001Q012Q013Q014Q011Q022Q023Q02 4Q021Q032Q033Q034Q031Q042Q04Monthly Churn BellTelusRCMMicrocell BellTelusRCMMicrocell Project Ring 11

Canadian Wireless Industry -ARPU ARPU (prepaid) ARPU (postpaid) Prepaid ARPU dramatically lower than Postpaid Constant trend in postpaid ARPU over last several quarters Source: RCM Source: RCM $0.00$10.00$20.00$30.00$40.00$50.00$60.00$70.001Q002Q003Q004Q001Q012Q013Q014Q011 Q022Q023Q024Q021Q032Q033Q034Q031Q042Q04Monthly ARPU $0.00$10.00$20.00$30.00$40.00$50.00$60.00$70.001Q002Q003Q004Q001Q012Q013Q014Q011 Q022Q023Q024Q021Q032Q033Q034Q031Q042Q04Monthly ARPU BellRCMMicrocell BellRCMMicrocell Project Ring 12

Canadian Wireless Industry – Churn

Churn (prepaid)


Monthly Churn

Note: Churn shown for Telus Mobility is its blended churn

Source: RCM

Churn (postpaid)


Monthly Churn

Note: Churn shown for Telus Mobility is its blended churn

Source: RCM

RCM not focused on prepaid churn

Postpaid churn trending downward for industry leaders

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BMO Nesbitt Burns

Canadian Wireless Industry -Revenue Mix (Voice vs. Data) Source: Yankee Group Data will become an increasingly important source of revenue for the industry 99%91%92%93%94%95%97%100%0%20%40%60%80%100%20012002200320042005200620072008 Voice RevenueData Revenue$5,536$7,297$6,464$8,964$8,540$8,084$9,549$9,295Canadian Wireless Voice and Data Revenue Forecast Project Ring 14

EBITDA Margins


Historic EBITDA Margins
RCM
Bell Mobility
Telus Mobility

Note: Bell Mobility data not available for periods prior to Q1/02
Source: RCM

Margins continuing on an upward trend

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BMO Nesbitt Burns

Capex as a % of Network Revenue reaching 11-14% for leading players 11%10%13%14%14%25%050100150200250Q1/01Q2/01Q3/01Q4/01Q1/02Q2/02Q3/02Q4/02Q1/03Q2 /03Q3/03Q4/03Q1/04Q2/04Capex (C$ millions)-20%0%20%40%60%80%100%Capex as a % of Network Revenue Canadian Wireless Industry -CapexSpendRCMMicrocellBellTelus14%24%44%55%27%41%17%20%22%22%37%31%25%34%050100 150200250Q1/01Q2/01Q3/01Q4/01Q1/02Q2/02Q3/02Q4/02Q1/03Q2/03Q3/03Q4/03Q1/04Q2/04C apex (C$ millions)0%10%20%30%40%50%60%70%80%90%100%Capex as a % of Network Revenue63%56%155%82%9%4%3%10%15%27%68%27%31%48%050100150200250Q1/01Q2/01Q3/01Q4/ 01Q1/02Q2/02Q3/02Q4/02Q1/03Q2/03Q3/03Q4/03Q1/04Q2/04Capex (C$ millions)0%10%20%30%40%50%60%70%80%90%100%Capex as a % of Network Revenue13%9%26%39%20%25%11%16%18%23%42%48%23%34%050100150200250Q1/01Q2/01Q3/01Q4 /01Q1/02Q2/02Q3/02Q4/02Q1/03Q2/03Q3/03Q4/03Q1/04Q2/04Capex (C$ millions)0%10%20%30%40%50%60%70%80%90%100%Capex as a % of Network RevenueCapital expenditure figures not reported
Project Ring 16

Canadian Wireless Industry – Competitors' Prepaid and Postpaid Strategies

Prepaid/Postpaid Split (2Q '02)



100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Percentage of Wireless Subscribers
74%
85%
77%
54%
26%
15%
23%
46%
Bell
Telus
RCM
Microcell
Prepaid
Postpaid

Prepaid/Postpaid Split (2Q '04)



100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Percentage of Wireless Subscribers
76%
82%
81%
48%
24%
18%
19%
52%
Bell
Telus
RCM
Microcell
Prepaid
Postpaid

Recent trend towards lower mix of prepaid customers among leading players

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BMO Nesbitt Burns

Canadian Wireless Market Trends

Canadian Penetration Levels

- Canada appears to be on a 2-3 year lag versus US market and more versus European markets
- Wide range of estimates for 2009 penetration: Yankee Group 55%, RCM management 65%, RBC CM Research 60.1%, UBS 61% by 2010 and, BMO NB Research 61.6% by 2008

ARPU Growth

- Market has exhibited ARPU growth to date (2000 – 2004 CAGR of 3.2%) but is forecast to slow
- RCM forecasts a flat to declining ARPU profile

Growth in Data

- Market seeing better than expected growth in data revenue
- Boosts ARPU and margins

Factors Influencing Churn

- Microcell transaction reduces competition
- Disciplined pricing environment
- Anticipated entry of Virgin into prepaid market in 2005
- Growth in prepaid customers
- Potential for wireless number portability, but not likely until post 2005
- Introduction of 3G

Impact of Wi-Fi / WiMax

- Potential risk to cellular industry long term
- Not yet a topic of concern among industry analysts

Timeline to 3G Introduction

- Timing of capex spend being accelerated by some competitors, delayed by others
- Likely to emerge in the US first, impacting Canadian roaming revenues
- Handset development important

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BMO Nesbitt Burns

Canadian Wireless Market -Analyst Commentary Research analysts generally positive on industry outlook Research Scotia Capital Henderson, John Fall 2004 “Our work shows the most important driver of value increases in the wireless industry is ARPU growth, followed by reductions in churn, cost of acquisition declines, and growth in subscriber additions. Year-to-date growth in ARPU has continued at robust 5%+ levels, of which we estimate 40% is derived from wireless data adoption” BMO Nesbitt Burns Rhamey, Peter October 1, 2004 “In the wireless segment, performance has been impressive, characterized by strong top-line growth and improved cost efficiencies” RBC Capital Markets Talbot, Richard October 1, 2004 “Following a strong 2003, Canada’s wireless operators continued to exceed the high end of expectations in the first half of 2004. Both financial and operating metrics for the four major operators continued to improve.” “The launch of Virgin Mobile Canada in early 2005 will likely result in increased competition in the prepaid market. As a result we forecast that customer churn levels will actually increase in the near term (2005), before declining in 2006.” TD Securities Lambert, David July 20, 2004 “...increased minutes of use and a subscriber growth acceleration could drive all four carriers to increase their capex guidance” Project Ring 19

Capital Markets Perspective Process Update Industry Overview Capital Markets Perspective RCM Overview Microcell Overview Approach to Value Financial Forecasts Preliminary Views on Value Project Ring 20

Relative Performance RCM showing strong performance Relative PerformanceJan 1, 2004 -Nov 8, 2004050100150200250Jan-04Apr-04Jul-04Oct-04Western Wireless 51% RCM 57% US Cellular 19%Nextel 0%AT&T Wireless 85% Microcell 104%Feb-17-2004Cingular announces bid for AT&T WirelessMay-13-2004TELUS launches bid for MicrocellRelative PerformanceJan 1, 2003 -Nov 8, 20040100200300400500600700Jan-03Apr-03Jul-03Oct-03Jan-04Apr-04Jul-04Oct-04Wester n Wireless 472% RCM 199% US Cellular 62%Nextel 123%AT&T Wireless 140% Microcell 138%May-13-2004TELUS launches bid for MicrocellFeb-17-2004Cingular announces bid for AT&T Wireless Project Ring21

RCM – Turn of the Float Analysis



RCM - Turn of the Float Analysis
120%
100%
80%
60%
40%
20%
0%
Volume (%)
Current Price (8-Nov-04): $43.97
5% 5%
25%
30%
33%
64%
19%
82%
12%
94%
1%
95%
4%
99%
1%
100%
$31-$33
$33-$35
$35-$37
$37-$39
$39-$41
$41-$43
$43-$45
$45-$47
Note: Last turn of float (June 2004 to Nov 2004)
Non Cumulative
Cumulative

Approximately 99% of float has turned at or below current share price of $43.97

Project Ring

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BMO Nesbitt Burns

Share Price Performance Strong performance despite announcement of potentially high leverage post re-capitalization transaction Price$10$15$20$25$30$35$40$45$50Jan-04Mar-04May-04Jul-04Sep-04Nov-04Share Price (C$)13-Sept-04RCI to acquire AT&T Wireless’ stake in RCM for cash consideration of $36.37 per shareRCMShare Price PerformanceYear-to-Date28-April-04RCI receives letter from AT&T Wireless’ of its intention to explore monetization of its RCM stake17-Feb-04RCM prices private placement of US$750 Million Notes 26-Oct-04RCM announces 3rd 03-Nov-04CRTC approvesMicrocell transaction16-Sept-04RCM makes filings with the Canadian Competition Bureau regarding Microcell20-Sept-04RCM announces agreement to purchase Microcell for cash consideration of $35/share05-Nov-04Microcell quarter results; indicates intention to fund both Microcell & AWE stake purchases with debttransaction offer expires. 96% of class A shares tendered to RCM offer 3-Sept-04RCI and AWE enter agreement to facilitate possible sale by AWE of its entire 34% stake in RCM Project Ring 23

Wide range of target prices although most agree RCM is an “Outperform” Analysts’ Views Rogers Wireless EPS Estimate EBITDA Estimate Firm Recommendations Current Target Price (C$) % Change Year over Year Date 2004E 2005E 2004E 2005E Selected Commentary RBC Capital Markets Outperform $50.00 85% 27-Oct-04 $1.36 $2.13 $940 $1,122 “RCM shares trade at 8.9x 2004E and 7.2x 2005E EBITDA, a premium to US wireless peers at 7.1x and 6.5x, which we feel is warranted given RCM’s superior EBITDA growth and more favourable competitive environement.” Merril Lynch Outperform $50.00 N/A 27-Oct-04 N/A N/A N/A N/A N/A CIBC World Markets Outperform $52.00 73% 26-Oct-04 $1.40 $0.02 $935 $1,049 “Rogers Wireless continues to generate strong operating results driven by healthy post-paid subscriber growth, impressive increases in ARPU, strong network revenue growth, significant margin improvements and attractive free cash flow. In our view this reflects the attractive fundamentals associated with the Canadian wireless sector” BMO Nesbitt Burns Hold $47.00 45% 26-Oct-04 $1.39 $2.80 $934 $1,100 “We have increased our revenue estimates by 3-4% in 2004 and 2005 to reflect good subscriber and ARPU performance... Our 2005 estimate (EBITDA) has been increased to reflect the stronger growth outlook for the company” Credit Suisse First Boston Outperform $48.00 92% 26-Oct-04 $1.24 $2.98 $921 $1,053 “On a longer term view, the acquisition should enable Rogers to add to its spectrum holdings, lower operating costs and add a significant brand in the pre-paid segment... Microcell standalone EBITDA margin could rise to the level of Rogers Wireless” Scotia Capital Outperform $65.00 71% 27-Oct-04 $1.54 $2.80 $943 $1,350 “Rogers Wireless currently trades at 7.7x EV/EBITDA (NTM). Rogers Wireless’ US peer group valuation multiples are 6x-7x (excluding AWE at 11x). Our $65 target price represent a 7.5x multiple... We believe the dynamics of the Canadian wireless market are far more attractive than in the US” Project Ring24

RCM Overview Process Update Industry Overview Capital Markets Perspective RCM Overview Microcell Overview Approach to Value Financial Forecasts Preliminary Views on Value Project Ring 25

Historical Operating Statistics -RCM Cost of Acquisition$279$295$377$390$366$398$428$385$361$416$362$372$344$0$50$100$150$200 $250$300$350$400$450Q3/01Q4/01Q1/02Q2/02Q3/02Q4/02Q1/03Q2/03Q3/03Q4/03Q1/04Q2/04 Q3/04Cost of AcquisitionARPU by Product$0.00$10.00$20.00$30.00$40.00$50.00$60.00$70.00Q3/01Q4/01Q1/02Q2/02Q3/02Q 4/02Q1/03Q2/03Q3/03Q4/03Q1/04Q2/04Q3/04ARPU (monthly)Postpaid ARPUPrepaid ARPUPaging ARPUNet Subscriber AdditionsChurn (Blended)PrepaidPostpaid Market share of net adds 2.63%2.01%1.93%2.23%2.65%2.07%2.13%2.02%1.98%2.23%1.97%2.14%2.03%0.00%1.00%2.00% 3.00%Q3/01Q4/01Q1/02Q2/02Q3/02Q4/02Q1/03Q2/03Q3/03Q4/03Q1/04Q2/04Q3/04Churn Rate (Monthly)58.1106.010.8(7.8)17.323.7(11.0)(11.6)18.26.4(29.4)(5.7)8.755.474.254.2 71.371.4123.061.275.797.0166.283.288.388.833.9%26.7%23.3%25.8%22.0%29.5%22.7%31. 7%30.6%20.4%22.8%24.6%26.8%(50.0)0.050.0100.0150.0200.0Q3/01Q4/01Q1/02Q2/02Q3/02 Q4/02Q1/03Q2/03Q3/03Q4/03Q1/04Q2/04Q3/04Net Additions (000s)0%5%10%15%20%25%30%35%40%Market share of net adds Project Ring 26

Historical Operating Performance – RCM

Network Revenue and EBITDA Margins



Network Revenue ($ millions)
EBITDA Margin
700
600
500
400
300
200
100
0
45%
40%
35%
30%
25%
20%
15%
10%
5%
0%
Q 3/01
Q 4/01
Q 1/02
Q 2/02
Q 3/02
Q 4/02
Q 1/03
Q 2/03
Q 3/03
Q 4/03
Q 1/04
Q 2/04
Q 3/04

Free Cash Flow Generation[1]



300.0
250.0
200.0
150.0
100.0
50.0
0.0
(50.0)
(100.0)

1. Defined as EBITDA – Capex

Strong historic margin improvements and cash flow generation

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BMO Nesbitt Burns

RCM – Key Business Issues

Issue	Details
Competition for Microcell Subs	▪ Near-term, Microcell subs targeted heavily by competitors ▪ BCE already has specific offering to Microcell subs ▪ RCM to maintain City Fido plan ▪ RCM forecasting Year 1 net loss of 15% of Microcell postpaid subs post "reacquisition" efforts
UMTS Spend and 3G Preparedness	▪ Timing of UMTS and other technologies uncertain, affecting capex forecasting ▪ Analysts comment that BCE and TELUS better positioned for 3G wave given their relatively greater debt capacities
Large Prepaid Component of Microcell Subs	▪ Microcell's portfolio more prepaid than RCM's (52% vs 19%) ▪ RCM focused on postpaid subs, implying high true $/sub acquisition cost for the deal
Leadership in Data Revenue	▪ RCM forecasts greater-than-average portion of data in overall network revenue ▪ Forecast based on fact that RCM is the leader in the data market today
Spectrum Value / Sale?	▪ Management currently assumes the sale of 10 MHz of spectrum in 2006 for $200m ▪ Several reasons why this assumption could be challenged: i) demand questionable; ii) valuation challenging, iii) may be attractive to keep long term
Impact of Local Number Portability	▪ Industry churn likely to rise initially but then settle again (similar to the impact felt in US) ▪ Not expected until after 2005 in Canada

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28

BMO Nesbitt Burns

MicrocellOverview Process Update Industry Overview Capital Markets Perspective RCM Overview Microcell Overview Approach to Value Financial Forecasts Preliminary Views on Value Project Ring29

Historical Operating Statistics -Microcell 2.60%3.00%2.80%2.80%2.80%3.90%3.80%2.60%3.30%3.30%3.50%2.80%3.30%0.00%1.00%2.00% 3.00%4.00%5.00%Q3/01Q4/01Q1/02Q2/02Q3/02Q4/02Q1/03Q2/03Q3/03Q4/03Q1/04Q2/04Q3/04 Churn Rate (monthly)Net Subscriber AdditionsChurn (Blended) 9.948.529.031.148.329.6(8.9)(17.8)27.832.3(1.0)(29.3)(1.9)56.851.8(2.4)11.9(42.4)(59.8)(31.1)(10.4)13.575.113.445.977.72.3%10.6%16.6%19.1%5.2%5.0% (10.0%) (6.3%) (25.2%)13.8%9.3%13.7%15.7%(80)(60)(40)(20)020406080100Q3/01Q4/01Q1/02Q2/02Q3/02Q 4/02Q1/03Q2/03Q3/03Q4/03Q1/04Q2/04Q3/04Net Additions (000s) (30%) (25%) (20%) (15%) (10%) (5%)0%5%10%15%20%25%PrepaidPostpaid % of Net AddsMarket Share of Net AddsCost of AcquisitionARPU by ProductPrepaid ARPUPostpaid $311$262$298$294$251$287$274$261$254241$289$253$250$0$30$60$90$120$150$180$210$2 40$270$300$330Q3/01Q4/01Q1/02Q2/02Q3/02Q4/02Q1/03Q2/03Q3/03Q4/03Q1/04Q2/04Q3/04C ost of Acquisition $0.00$10.00$20.00$30.00$40.00$50.00$60.00$70.00Q3/01Q4/01Q1/02Q2/02Q3/02Q4/02Q1/ 03Q2/03Q3/03Q4/03Q1/04Q2/04Q3/04ARPU (monthly)ARPU
Project Ring 30

Historical Operating Performance – Microcell

Revenue and EBITDA Margins



180
160
140
120
100
80
60
40
20
0
Revenue ($ millions)
30%
25%
20%
15%
10%
5%
0%
(5%)
EBITDA Margin
3.8%
9.8%
9.7%
18.2%
15.8%
14.9%
22.7%
25.2%
20.2%
-1.5%
12.9%
17.5%
25.5%
Q3/01
Q4/01
Q1/02
Q2/02
Q3/02
Q4/02
Q1/03
Q2/03
Q3/03
Q4/03
Q1/04
Q2/04
Q3/04
Revenue
EBITDA Margin

Free Cash Flow Generation [1]



40
20
0
(20)
(40)
(60)
(80)
(100)
(120)
($ millions)
Q3/01
Q4/01
Q1/02
Q2/02
Q3/02
Q4/02
Q1/03
Q2/03
Q3/03
Q4/03
Q1/04
Q2/04
Q3/04

1. Defined as EBITDA - Capex

Microcell's margins and cash flow generation are depressed

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BMO Nesbitt Burns

Analysts' Summary of Microcell Transaction

	RBC	BMO	Scotia	CSFB
Valuation	7.25x EV/EBITDA '05/'06	7.4x EV/EBITDA '05/'06	Deal adds $4.00 to share price	"Fairly benign"
Annual Synergies	$54m in '05 $111m in '06 **Network EBITDA margin to 43.2% in '06**	$150-200m of EBITDA Large component from network integration	$100m + EBITDA improvement	$90m EBITDA upside to 200s
PV of Tax Losses Value	$100 – $200m	$300m	$300m	$250m
Leverage	Strong free cash flow reduces financing risk	Expected to rise to 5.0-5.5x Net Debt/LTM EBITDA	Pro forma 5.2x Debt/ EBITDA in 2005	5.2x Debt/EBITDA

Research

RBC Capital Markets Talbot, Richard October 14, 2004	"The migration path for GSM players to the next generation (3G networks is expected to be costly. As a result, Rogers' future capex requirements are likely to be further increased following the purchase. While none of the Canadian wireless carriers have yet made public their plans with respect to 3G we estimate it will likely be a 2006 event at the earliest... Rogers may be at a disadvantage to TELUS Mobility and Bell Mobility, which have less debt leverage, and the ability to move quickly to 3G and gain competitive advantage over RCM."
BMO Nesbitt Burns Rhamey, Peter September 21, 2004	"We note that for TELUS and Bell Canada, the prospect of Rogers Wireless gaining market share advantage is amply offset by the prospect that the competitive dynamics in the industry have improved and that Rogers Wireless with significant debt will price rationally going forward."

Analysts fairly consistent regarding synergies, PV of tax losses and pro forma leverage

Project Ring

32

BMO Nesbitt Burns

Approach to Value Process Update Industry Overview Capital Markets Perspective RCM Overview Microcell Overview Approach to Value Financial Forecasts Preliminary Views on Value 33Project Ring

Approach to Value •BMO Nesbitt Burns has examined three methodologies -discounted cash flow approach -comparable trading approach -precedent transaction approach •En-bloc value: -highest price available in an open and unrestricted market -no adjustment for liquidity, lack of control or effect of transaction -Must consider potential buyers: Review of Potential Buyers International Buyers Blocked by foreign ownership restrictions Bell Almost certain to be blocked by Competition Bureau Telus Almost certain to be blocked by Competition Bureau Shaw Communications Potential buyer but without significant synergies, only bundling capabilities Québecor — Videotron Potential buyer but without significant synergies, only bundling capabilities Financial Buyers Possible, no operational synergy value created. Full use of tax losses not certain Rogers Communications Potential buyer but without significant synergies, only bundling capabilities -Little synergy value expected from buyer universe 34Project Ring

Methodology #1: Discounted Cash Flow Approach •Methodology: -based on Management’s forecast for 2005 -2009 -mid-period discounting -tax loss carry-forwards modeled/valued separately •Key assumptions: -pro forma Microcell -effective assessment date as of Monday November, 8th -WACC of 9.5% -10.5%, tax loss carry-forwards discounted at Cost of Equity -pre Issuer Bid financing •Key limitations: -highly sensitive to financial assumptions -terminal value calculation assumes a “steady state”, difficult to assess in the volatile wireless industry 35Project Ring

Methodology #2: Comparable Trading Approach •Methodology: -observed trading multiples from the North American wireless industry -focused on EV/EBITDA multiples for 2005 and 2006 and P/E multiples for 2006 -derived trading value range applying selected multiples -applied take-over premium reflecting premiums paid in precedent Canadian public company transactions •Key limitations: -post acquisition of Microcellthere are no publicly traded comparable companies in Canada -while not directly comparable due to differences in size, growthpotential, coverage, network and industry dynamics between the U.S. and Canada, we believe that the U.S. companies such as Nextel, AT&T Wireless (pre bid), US Cellular and Western Wireless may provide benchmarks -the wireless industry is more mature in Europe and Japan and less mature in Asia Pacific, Africa and South America rendering companies in these markets less comparable to RCM -observed trading multiples may reflect factors not to be taken into account in an assessment of en-bloc value (e.g. liquidity, minority discounts) 36Project Ring

Methodology #3: Precedent Transaction Approach •Methodology: -considered recent transactions with purchase prices greater than$500 million principally in the U.S. and Europe -focused more specifically on the Cingular/ AT&T Wireless, BCE / Bell Mobility, and RCM / Microcelltransactions in particular -relied primarily on: EV/EBITDA, adjusted for announced synergies, and, premiapaid •Key limitations: -there have been very few relevant, comparable completed public transactions in the wireless industry in recent years (i.e. unaffected by Tech bubble) 37Project Ring

Financial Forecasts Process Update Industry Overview Capital Markets Perspective RCM Overview Microcell Overview Approach to Value Financial Forecasts Preliminary Views on Value 38Project Ring

Background to Development of the Management Case •BMO NB has developed the “Management Case” model on behalf of Management -BMO NB has made clear to Management that this is RCM’smodel and we have acted as designers and builders on their behalf -Management has at various times reviewed and vetted the model created •Model developed through: -initial budget and forecast figures supplied by Management (internal budgets ‘04 -’06) and copies of Board and Credit Rating Agency presentations regarding the Microcellacquisition -sessions with Management adjusting assumptions and forecasts to arrive at a current Management view of both RCM stand-alone and RCM pro forma Microcell 39Project Ring

Model Logic – Subscriber Base


Canadian Population
X
Wireless Market Penetration
Wireless Market Size and Annual "Net Adds"
RCM Existing Market Share
+
RCM Market Share of Net Adds
RCM Subscribers ("Subs")
+
Microcell Subs Acquired
-
One-time Loss of Microcell Subs
=
Pro Forma MergeCo Subs
% Post-Paid Subscribers
- Higher value because higher ARPU
% Pre-Paid Subscribers
- lower value because lower ARPU
- Annual Deactivations (Both RCM and Microcell Subs)
+ Gross Adds (Both RCM and Microcell Subs)
= Annual Net Adds

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Model Logic -Revenues Number of Subs Average Revenue Per User -“ARPU” Cellular Revenue X Roaming Revenue Data Revenue One-way Messaging Network Revenues Equipment Sales + + + = + -Essentially a pass-through with little or no margin Total Revenue = Focus for Management 41Project Ring

Model Logic -Costs Number of Subs Operating Costs -Driven per Sub or through simple growth rates -Customer Service -Retention -Credit & Collections -IT -Finance & Accounting -Admin -Other X Additional Microcell Opex -Schedule provided by Microcell + One-time MicrocellTransition Costs + Sales & Marketing (“Cost of Acquisition”) -Large fixed cost component -Variable components driven by “Gross Adds” + + Equipment Costs Total Costs = -Only in ‘05 and ‘06 42Project Ring

Key Drivers -Market Share Strong penetration forecast offset somewhat by slight market share decline forecast Canadian Wireless Penetration35%38%42%47%51%55%59%62%65%0.05.010.015.020.025.030.035.0200120022003 200420052006200720082009(mm of Canadians)0%10%20%30%40%50%60%70%Market ShareVoice penetrationPro Forma Voice Subscribers37%36%34%34%34%35%0.01.02.03.04.05.06.07.08.0RingMuse2004 Combined20052006200720082009Subscribers (mm)32%33%33%34%34%35%35%36%36%37%37%38%Blended Market ShareShare PostpaidPrepaidMarket subsCanadian populationWireless 43Project Ring

Key Drivers - Net Additions



Net Subscriber Additions
450
400
350
300
250
200
150
100
50
-
(50)
Net Adds (000's)
35%
30%
25%
20%
15%
10%
5%
0%
Market share of Net Postpaid Adds
28%
25%
28%
33%
33%
32%
2004
2005
2006
2007
2008
2009
Prepaid
Postpaid
Market Share of Net Postpaid Adds

Forecast fairly consistent market share of Net Adds post 2007

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Key Drivers – ARPU

RCM and New Subscribers' ARPU[1]



Microcell Legacy Subscribers' ARPU



Note: Average Revenue per User (ARPU) expressed on a monthly basis is defined as cellular revenue divided by the average subscriber base for the period

1. Actuals for 2001 – 2003 include some in-bound roaming revenue modelled separately in forecasts for 2004 - 2014

Moderate decline in postpaid ARPUs forecast

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Key Drivers – Monthly Churn

Postpaid Subscriber Churn Rates


4.5%
4.0%
3.5%
3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
Monthly Churn
2001
2002
2003
2004
2005
2006
2007
2008
2009
RCM
Microcell
Pro Forma

Prepaid Subscriber Churn Rates


4.5%
4.0%
3.5%
3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
Monthly Churn
2001
2002
2003
2004
2005
2006
2007
2008
2009
Ring
Microcell
Pro Forma

Note: Churn is defined as lost subscribers divided by the average number of subscribers in the period

Forecast moderate decline in churn to 2009

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Other Assumptions – PP&E and Tax Attributes

- Treatment of PP&E
  - RCM book and tax balances provided by class
  - RCM book and tax depreciation rates provided by class
  - capex details provided by class
  - Microcell book PP&E allocated to RCM PP&E classes based on historical public information
    - Microcell total UCC pools provided by RCM management and allocated to classes based on Microcell book split
    - used same book and tax depreciation rates as for RCM
  - capex savings from Microcell acquisition allocated to Network Equipment
- Net Operating Losses (NOLs)
  - total of approximately $2.8 billion (post implementation of tax planning strategies)
    - RCM has approximately $1.0 billion
    - Microcell has approximately $1.8 billion
  - full amount of NOLs available to shelter taxable income

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Other Assumptions – Purchase Equation

Purchase Equation

(C$ mm)

Total purchase price	$1,287
Less: book value of equity acquired	($478)
Excess purchase price	$809
Allocation of excess purchase price	
Spectrum and Brand	$173
Goodwill	$636
Total	$809

Key Assets

(C$ mm)

	Microcell @ Book Values	Write-Ups	RCM @ Fair Values
PP&E	$462	$0	$462
Spectrum and Brand	$227	$173	$400
Goodwill	$0	$636	$636

Over $600 million of goodwill assumed

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BMO NB Difference to Management Case •No credit given for sale of spectrum. Management forecasts $200million sale in 2006 49Project Ring

Financial Projections – Summary Data

Financial Projections							
							2004-2009
(C$ millions)	2004	2005	2006	2007	2008	2009	CAGR
Network Revenue	$2,399.9	$3,308.4	$3,594.0	$3,862.9	$4,131.1	$4,351.2	13%
EBITDA [(1)]	913.5	1,224.6	1,437.9	1,619.0	1,806.4	1,929.2	16%
EBITDA Margin of Network Revenue	*38.1%*	*37.0%*	*40.0%*	*41.9%*	*43.7%*	*44.3%*	
Depreciation & Amortization	$466.6	$581.3	$649.8	$599.6	$562.9	$605.3	5%
Capital Expenditures	416.0	577.0	456.8	545.6	425.0	611.3	8%
Cash Taxes	0.0	0.0	0.0	0.0	45.1	447.6	na
EBITDA less Capex	497.5	647.6	981.1	1,073.4	1,381.4	1,317.9	22%
EBITDA less Capex less Cash Taxes	497.5	647.6	981.1	1,073.4	1,336.4	870.3	12%
Total Debt / EBITDA	2.3x	3.0x	2.5x	2.2x	2.0x	1.8x	
Net Debt / EBITDA	2.1x	2.6x	1.6x	0.9x	0.1x	na	

1. Adjusted for one-time integration costs of $224.9 mm in 2005 and $1.5 mm in 2006

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Incremental Impact of Microcell

Incremental Impact of Microcell						
($ millions)	2004	2005	2006	2007	2008	2009
Network Revenue						
Stand-alone	$2,399.9	$2,676.9	$2,958.2	$3,288.6	$3,537.8	$3,740.0
Pro Forma	$2,399.9	$3,308.4	$3,594.0	$3,862.9	$4,131.1	$4,351.2
Incremental Network Revenue	$0.0	$631.5	$635.8	$574.3	$593.3	$611.2
EBITDA						
Stand-alone	$913.5	$1,067.9	$1,187.3	$1,378.6	$1,531.3	$1,617.1
Pro Forma[1]	913.5	1,224.6	1,437.9	1,619.0	1,806.4	1,929.2
Incremental EBITDA	$0.0	$156.8	$250.6	$240.3	$275.2	$312.2
Depreciation & Amortization						
Stand-alone	$466.6	$527.3	$597.1	$559.8	$531.5	$584.6
Pro Forma	466.6	581.3	649.8	599.6	562.9	605.3
Incremental Depreciation & Amortization	$0.0	$54.0	$52.6	$39.8	$31.4	$20.6
Capital Expenditures						
Stand-alone	$416.0	$489.0	$572.8	$685.6	$454.0	$683.3
Pro Forma	416.0	577.0	456.8	545.6	425.0	611.3
Incremental Capital Expenditures	$0.0	$88.0	($116.0)	($140.0)	($29.0)	($72.0)
Cash Taxes						
Stand-alone	$0.0	$0.0	$103.1	$262.9	$318.7	$352.1
Pro Forma	0.0	0.0	0.0	0.0	45.1	447.6
Savings in Cash Taxes	$0.0	$0.0	$103.1	$262.9	$273.6	($95.6)
EBITDA less Capex						
Stand-alone	$497.5	$578.9	$614.5	$693.1	$1,077.3	$933.8
Pro Forma	497.5	647.6	981.1	1,073.4	1,381.4	1,317.9
Incremental EBITDA less Capex	$0.0	$68.8	$366.6	$380.3	$304.2	$384.2
EBITDA less Capex less Cash Taxes						
Stand-alone	$497.5	$578.9	$511.4	$430.2	$758.6	$581.7
Pro Forma	497.5	647.6	981.1	1,073.4	1,336.4	870.3
Incremental EBITDA less Capex less Cash Taxes	$0.0	$68.8	$469.7	$643.2	$577.8	$288.6

1. Adjusted for one-time integration costs of $224.9 mm in 2005 and $1.5 mm in 2006

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Preliminary Views on Value Process Update Industry Overview Capital Markets Perspective RCM Overview Microcell Overview Approach to Value Financial Forecasts Preliminary Views on Value 52Project Ring

DCF Assumptions •5 Year DCF •WACC range of 9.5% -10.5% •Terminal growth approach to calculating terminal value (1.5% -2.5% ) •Mid-year discounting convention •Tax losses valued separately 53Project Ring

Observations on WACC

- Very few comparable companies in North America
- Observed betas have very low R-squared's
- Microcell ignored due to zero R-squared and uncharacteristically low beta of .22
- AT&T Wireless (pre-bid) included to broaden the universe
- Selected beta of 1.3 implies an unlevered beta of 1.02 based on a targeted 40%/60% Debt / Equity structure
- Cost of debt based on the spread between current yield on RCM's 6.75% U.S. Note due 2014 and benchmark US Treasury rate swapped into Canadian dollars
- Equity Risk Premium of 6% based on observed historical premia over benchmark Canadian treasuries

Selected WACC range of 9.5% - 10.5%

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WACC

WACC Calculation								
	Levered			Estimated	Debt/			
Company Name	Barra Beta	Bloomberg Beta	R^2	Tax Rate	Market Equity	Unlevered Beta	% Debt	% Equity
AT&T Wireless[1]	1.27	1.18	0.17	35.0%	32.2%	0.98	24.4%	75.6%
Microcell Telecommunications Inc[1]	0.33	0.22	0.00	38.0%	82.6%	0.14	45.2%	54.8%
Nextel Communications Inc	1.35	1.35	0.21	35.0%	29.1%	1.14	22.5%	77.5%
US Cellular Corp.	0.91	0.90	0.20	35.0%	33.4%	0.74	25.0%	75.0%
Western Wireless	1.27	1.88	0.16	35.0%	67.0%	1.31	40.1%	59.9%
Rogers Wireless[3]	0.41	1.19	0.12	36.3%	58.5%	0.87	36.9%	63.1%
Mean	0.85	1.11		34.9%	54.1%	0.84	34.0%	66.0%
Median	0.91	1.19		35.0%	58.5%	0.87	36.9%	63.1%
Average (ex. Microcell)	1.04	1.29				1.00		

Assumptions		
Corporate Tax Rate		36.3%
Target Capital Structure:		
	Debt	40%
	Equity	60%
Risk Free Rate (Rf)[2]:		4.46%
Spread		3.25%
Cost of Debt		7.7%
Cost of Debt (After-Tax)		4.9%

Cost of Equity	
Cost of Equity:	
Where:	
Risk Free Rate (Rf):	4.5%
Market Risk Premium:	6.0%
Beta	1.30
Cost of Common Equity =	12.3%

Beta	Unlevered	Levered
Bloomberg Beta of Comparables (Mean)	1.00	1.42
Bloomberg Beta of Comparables (Median)	0.87	1.24
Barra Beta - Wireless telecommunications		1.05
Selected Levered Beta	0.91	1.30

WACC	
Cost of Debt (After-Tax)	4.9%
Cost of Common Equity =	12.3%
WACC=	9.3%

1. Capitalization reflects pre-bid price; No longer publicly traded
2. Govt. of Canada 10 Yr
2. Pro Forma for Microcell Transaction

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Five Year DCF – Pre NPV of NOLs

Free Cash Flow	Standalone 12/31/2004	11/9/2004 to 12/31/2004[1]	Projected Fiscal Year Ending 12/31 2005	2006	2007	2008	2009	Terminal
(C$ million)								
Selected Data:								
Revenue	$2,644.5	$537.8	$3,703.8	$4,005.7	$4,272.3	$4,530.8	$4,753.9	$4,849.0
EBITDA	913.5	$177.8	999.7	1,436.4	1,619.0	1,806.4	1,929.2	1,967.8
EBITDA Margin	34.5%	33.1%	27.0%	35.9%	37.9%	39.9%	40.6%	40.6%
Unlevered Free Cash Flows								
EBIT	$447.0	$93.4	$418.4	$786.7	$1,019.3	$1,243.5	$1,324.0	1,350.5
Cash Taxes	(162.3)	(33.9)	(151.9)	(285.6)	(370.0)	(451.4)	(480.6)	(490.2)
Unlevered Net Income	$284.7	$59.5	$266.5	$501.1	$649.3	$792.1	$843.4	$860.2
Depreciation	466.6	$84.4	581.3	649.8	599.6	562.9	605.3	617.4
Increase in Deferred Taxes	0.2	$2.4	16.5	(13.4)	(0.5)	6.9	(10.8)	0.0
Changes in Working Capital	(4.7)	$1.8	12.2	(7.5)	(7.4)	(21.6)	0.4	1.6
Capital Expenditures	(416.0)	($83.8)	(577.0)	(456.8)	(545.6)	(425.0)	(611.3)	(525.0)
Changes in Other	0.0	$0.0	0.0	0.0	0.0	0.0	0.0	0.0
Unlevered Free Cash Flow	$330.8	$64.3	$299.6	$673.1	$695.5	$915.3	$827.0	$954.2

WACC	Terminal Value – Terminal Growth Rate 1.0%	1.5%	2.0%	2.5%	3.0%
10.0%	$10,601.8	$11,225.4	$11,927.0	$12,722.2	$13,630.9

WACC	Implied Terminal Trailing P/E Multiple(c) – Terminal Growth Rate 1.0%	1.5%	2.0%	2.5%	3.0%
10.0%	14.5 x	15.3 x	16.2 x	17.3 x	18.5 x

WACC	Enterprise Value as of November 8, 2004				
9.0%	$10,700.3	$11,233.1	$11,842.1	$12,544.7	$13,364.5
9.5%	$10,037.3	10,497.6	11,019.2	11,615.3	$12,303.2
10.0%	$9,448.7	9,849.2	10,299.8	10,810.5	$11,394.2
10.5%	$8,922.5	9,273.5	9,665.7	10,106.9	$10,606.9
11.0%	$8,449.6	$8,758.9	$9,102.5	$9,486.6	$9,918.6

WACC	Equity Value as of November 8, 2004(a)				
9.0%	$7,304.1	$7,836.9	$8,445.9	$9,148.5	$9,968.2
9.5%	6,641.1	7,101.3	7,623.0	8,219.1	8,907.0
10.0%	6,052.4	6,453.0	6,903.6	7,414.3	7,997.9
10.5%	5,526.3	5,877.2	6,269.4	6,710.6	7,210.7
11.0%	5,053.4	5,362.6	5,706.3	6,090.3	6,522.4

WACC	Implied Terminal Trailing EBITDA Multiple				
9.0%	6.2 x	6.6 x	7.1 x	7.6 x	8.2 x
9.5%	5.8	6.2	6.6	7.1	7.6
10.0%	5.5	5.8	6.2	6.6	7.1
10.5%	5.2	5.5	5.8	6.2	6.6
11.0%	4.9	5.2	5.5	5.8	6.2

WACC	Equity Value per Share as of November 8, 2004(b)				
9.0%	$50.07	$53.73	$57.90	$62.72	$68.34
9.5%	45.53	48.68	52.26	56.35	61.06
10.0%	41.49	44.24	47.33	50.83	54.83
10.5%	37.89	40.29	42.98	46.01	49.43
11.0%	34.64	36.76	39.12	41.75	44.71

1. Equal to approximately 2 months' of 2005 free cash flow adjusted for one-time costs

Note: Terminal year reflected above represents a 2.0% perpetual growth rate.

(a) Equity Value equals Enterprise Value less total debt and preferreds, plus cash, option proceeds and investments in unconsolidated subsidiaries.
(b) Equity Value per Share equals Equity Value divided by Fully Diluted shares outstanding.
(c) Terminal Equity Value equals the Terminal Value less net debt plus the book value of unconsolidated investments.

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DCF Sensitivity Analysis (Pre NPV of NOLs)

Sensitivity Analysis

		2005	2009	Downside	Upside	Range
Market Penetration (+/- 2.5%)		51.1%	65.0%	($5.21)	$5.21	$42.12 to $52.54
Market Share of Net Adds (+/- 4%)	- Postpaid	35.2%	32.0%	($3.18)	$3.18	$44.15 to $50.51
	- Prepaid	23.0%	28.3%			
Monthly Churn (+/- 0.2%)	- Postpaid	1.68%	1.44%	($1.80)	$1.80	$45.52 to $49.13
	- Prepaid	3.07%	2.74%			
Monthly ARPU (+/- $1.00)	- Postpaid	$52.58	$49.94	($4.56)	$4.56	$42.76 to $51.89
	- Prepaid	$11.50	$13.00			
Capex (+/- 10%)		$416	$611	($3.60)	$3.60	$43.73 to $50.93



$41
$43
$45
$47.33
$49
$51
$53
$55
Mid-Point of DCF Value Range

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NPV of NOLs

- NPV is equal to 22% of NOLs

Net Present Value of Tax Losses

($ millions)	2004	2005	2006	2007	2008	2009
Cash Taxes without NOLs	$100.2	$18.0	$205.8	$291.6	$376.9	$434.7
Cash Taxes with NOLS	$0.0	$0.0	$0.0	$0.0	$45.1	$447.6
Savings	$100.2	$18.0	$205.8	$291.6	$331.8	($13.0)

	Discount Rate		
	12.00%	12.25%	12.50%
NPV	$617.3	$612.4	$607.6
NPV per share	$4.23	$4.20	$4.17

Aggregate DCF Value per Share

	Terminal Growth Rate				
WACC	1.0%	1.5%	2.0%	2.5%	3.0%
9.0%	$54.27	$57.92	$62.10	$66.92	$72.54
9.5%	$49.73	$52.88	$56.46	$60.54	$65.26
10.0%	$45.69	$48.44	$51.53	$55.03	$59.03
10.5%	$42.08	$44.49	$47.18	$50.20	$53.63
11.0%	$38.84	$40.96	$43.32	$45.95	$48.91

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Precedent Transaction Analysis

Premium and Multiple Analysis Summary					
Acquiror	RCM	Cingular	Telus	BCE	
Target	Microcell	AT&T Wireless	Clearnet	Bell Mobility	Average
Offer Price	$35.00	$15.00	$0.53	$58.75	
Target share price (unaffected)	$21.00	$8.55	$45.80	$49.00	
Equity premium over unaffected price:					
1 day	66.7%	26.9%	52.8%	19.9%	41.6%
1 week	37.3%	33.3%	58.0%	29.4%	39.5%
4 weeks	47.7%	44.4%	66.5%	30.6%	47.3%
Implied EV / EBITDA Multiple:					
LTM	17.7x	10.9x	NMF	16.0x	14.8x
FY +1	13.4x	10.9x	NA	14.7x	13.0x
FY +2	7.9x	9.8x	34.1x	12.0x	16.0x
Implied EV / Subscriber Multiple:					
LTM	$1,306	$2,792	$9,249	$3,132	$4,120
FY +1	$1,061	$2,619	$7,728	$2,769	$3,544
FY +2	$943	$2,542	$5,445	$2,264	$2,798
Implied EV / EBITDA Multiple: Excludes Tax Asset and Synergies					
LTM	14.0x (1)	6.6x	NMF	16.0x	12.2x
FY +1	10.7x	6.6x	NA	14.7x	10.7x
FY +2	6.3x	6.0x	22.7x	12.0x	11.8x

1. Assumes $0.20 per dollar of tax assets ($1.6bn).

Note: see detailed transaction list in Appendix C.

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M&A Database – Premia Paid

Precedent Canadian Transactions - Equity Value > C$500M						
	Premium				Number of Transactions	Average Size [1]
Transaction Period	1 Day	1 Week	1 Month	3 Month		
2000	23%	28%	39%	60%	24	$2,887
2001	21%	25%	32%	38%	24	2,427
2002	25%	25%	49%	62%	5	3,558
2003	15%	17%	12%	29%	4	5,331
2004YTD	17%	17%	20%	11%	12	1,479
2000 - 2004YTD	20%	23%	30%	40%	69	$3,136
2002-2004YTD (No Anticipated Synergies)	20%	21%	20%	12%	8	$2,584

1. Represents Equity Value of the transaction

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Preliminary Public Comparable Trading Analysis

North American Wireless Comparable Trading Analysis

($ millions except per share data)	Share Price 03-Nov-04	Market Cap	Enterprise Value	EV / EBITDA(1)			P / E		EV / FCF(5)		EBITDA YOY Growth Rates		EBITDA Margins		EV / Subscriber(4)		Net Debt / EBITDA
				2004E	2005E	2006E	2005E	2006E	2005E	2006E	2005E	2006E	2004E	2005E	2004E	2005E	2004E
Canadian Comparables (C$)																	
Microcell(2)	$22.00	$854	$1,001	8.8x	5.7x	9.8x	58.9x	128x	nmf	19.8x	94.9%	68.0%	17.8%	24.9%	$741	$848	2.4x
RCI (RBS/S)(3)	43.37	4.28	9.347	NA	7.5	4.2	22.4	11.2	14.0	11.5	36.4	17.8	35.1	38.7	2,073	1,847	2.2
RCI (Management)(4)	43.37	4.28	9.347	NA	8.7	4.9	17.7	10.0	15.4	10.7	27.5	34.1	34.5	33.1	1,759	1,493	3.9
Group Average				8.6x	6.3x	4.5x	40.4x	11.9x			32.8%	43.7%	26.7%	31.8%	$1,377	$1,248	2.3x
U.S. Comparables (US$)																	
National																	
Nextel Communications Inc.	$27.75	$30,790	$33,285	7.7x	6.7x	5.9x	15.9x	19.0x	19.9	12.9	17.5%	15.4%	39.9%	41.9%	$2,454	$2,257	1.5x
AT&T Wireless (Re-bid)	11.22	32,519	37,953	8.3	7.9	3.0	nmf	nmf	19.7x	15.1x	-5.4	10.4	25.5	27.8	1,550	1,471	1.4
U.S. Comparables (US$)																	
Regional Players																	
Western Wireless	$23.73	$2,378	$4,917	7.2x	6.9x	6.7x	12.7x	124x	12.0x	9.9x	49.2%	19.9%	39.5%	34.5%	$1,848	n/a	2.2x
US Cellular Corp.	42.01	3,622	4,709	7.0	5.9	5.2	29.8	22.8	32.4	13.8	4.4	17.2	24.9	25.3	949	$352	1.3
Group Average US (excluding AWE)				7.5x	6.5x	5.7x	19.5x	16.0x	19.2x	13.8x	16.2%	10.2%	19.4%	20.3%	$1,687	$1,551	2.0x
Total average (pre-bid) excluding RCI(4)				8.0x	6.3x	5.8x	29.2x	15.2x	19.3x	15.2x	19.7%	25.0%	28.2%	30.8%	$1,487	$1,308	2.0x

1. Estimates per selected analyst research.
2. Microcell share price as of May 14, 2004 prior to Telus bid announcement.
3. Estimates taken from selected analyst research.
4. Using management financial estimates.
5. FCF defined as EBITDA less Capex.

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Market Metrics Analysis

Methodology	Selected Multiple Range		Benchmark[2]	Implied EV / 2005E EBITDA Multiple		Share Price Range	
(C$mm except per share amounts)							
Market Metrics							
Historical Trading Range	52 Wk. High	52 Wk. Low	$25.75 - $48.71	5.0x	7.1x	$25.85	$48.71
Analyst Price Targets[3]			$47.00 - $65.00	7.1x	9.0x	$47.00	$65.00
Comparable Trading Analysis							
2005E Price / Earnings	10.0x	12.0x	$4.04	6.6x	7.4x	$40.40	$48.50
2005E EV / EBITDA	7.0x	8.0x	$1,225	6.0x	6.8x	$34.50	$42.50
2006E EV / EBITDA	6.0x	7.0x	$1,493	6.0x	7.0x	$34.50	$44.70

Indicative Value Per Share Range[1]



$20
$25
$30
$35
$40
$45
$50
$55
$60
$65
$70

1. All figures pro forma Microcell acquisition per management plan
2. As at November 04, 2004. Pro forma Net Debt of $1,296 million as at December 31, 2004.
3. Range of $47 to $52 excluding Scotia Capital

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Summary Analysis Least MostRelevanceMethodologySelected Multiple RangeBenchmark(1)Indicative Value Per Share Range(2) (C$mm except per share amounts)Transaction MetricsRangeMethodologySelected Comparable Transaction AnalysisEV/EBITDA 2006E plus PV of NOLs(3)6.0x7.0x$1,438Trading Comparables + 20% Premium2005E EV / EBITDA (5)7.0x8.0x$1,2252006E EV / EBITDA (5)6.0x7.0x$1,438Discounted Cash Flow MethodIncluding NOLs — WACC / Growth Rate10.0%/2.0%Indicative RangeIndicative Range1. All figures pro forma Microcell acquisition per management plan $35.00$37.50$40.00$42.50$45.00$47.50$50.00$52.50$55.00$57.50$60.0002. As at November 08, 2004. Pro forma Net Debt of $3396 million as at December 31, 2004.3. Multiple derived from AT&T Wireless and Cingular transaction (synergies of $6.50 per share or $18B)4. Includes $4.20 of present value NOLs per share5. Control premium of 20%. Adjusted for capital structure using 40% debt to 60% equityImplied EV / 2006E EBITDA Multiple6.4x7.4x$39.10(4)$48.90(4)6.7x7.6x$41.60(3)$51.00(3)6.7x7.8x$42.00(3)$53 .00(3)7.2x8.1x$47.20$56.50$46.00$54.00Share Price Range 63Project Ring

Observations •Preliminary En bloc range $46.00 to $54.00; $50.00 mid-point •Need to finalize due diligence •Board has not approved Management forecast •Meets requirements of 61-501 / Q-27 •Issuer bid value may be different than En bloc value. Fair price -depends on RCI’sintentions -capital structure •Need to confirm no prior valuations 64Project Ring

Appendices November 4, 2004 65Project Ring

Appendix A Other Information 66Project Ring

Analyst Comments -Microcell Acquisition A -1 Date Target Price Comments Richard Talbot RBC CM Oct. 14, 2004 Outperform Pre Post(1) $50 $54 Deal Reaction - “...purchase of Microcell is an attractive and potentially accretive transaction...” Valuation - “We value RCM shares using a combination of 7.25x 2005/06 EV/EBITDA, 16.0x EPS, and a DCF with 5.5x terminal multiple...” Synergies - “Combined company can achieve significant cost synergies ($54mm in 2005E rising to $111mm in 2006E)...improve network EBITDA margins from 35.2% in 2004E to 39.3% in 2005E and 43.5% in 2006E...” Tax loss - “...estimate the present value of the tax loss shield to RCM to be $100 mm to $200 mm” Leverage - “...debt leverage is the highest in Canada, strength in RCM’s free cash flow as well as the company’s demonstrated ability to access the capital markets at attractive rates, reduces financing risk.” Randal Rudniski CSFB Sept. 22, 2004 Market Perform $46 $46 Deal Reaction - “... a successful acquisition of Microcell could create meaningful synergies and shareholder value...” Valuation - “Valuation of the acquisition is fairly benign, if Microcell can produce the street’s EBIDA expectation in 2005 and if synergies are produced” Synergies - “Assuming RCM can raise Muse’s margins to its own level (35%), $90 mm in EBITDA upside to 2005 results... Tax loss - ”...tax loss carry forwards have an NPV of roughly $250 million” Leverage - “Pro forma RCM debt/EBIDTA will rise to 5.2x from 2.4x...management must arrange an increase in covenant package...Financing options: 1. Dividend paid by RCM to equity holders 2. RCM purchases the 48.6 million shares from RCI 3. Inter-company loan 4. Wireless buys equity in RCI” John Henderson Scotia Sept. 21, 2004 Outperform $60 $64 Deal Reaction - “We believe the proposed Microcell transaction adds material value to RCM shareholders” Valuation - “At a minimum we believe Microcell adds $4/share to our RCM target price” Synergies - “Subscriber churn at Microcell should decrease about 4-5 times...we expect RCM should be able to generate significant operating and capital cost synergies (assuming $100 mm of annual cost synergies)” Tax loss - “...estimate of $300 mm” Leverage - “...pro forma debt to rise to 5.2x, which could unnerve investors...in 2005, we forecast RCMs leverage ratio should improve to 4x” Peter Rhamey BMO NB Sept. 21, 2004 Market Perform $45 $43 Deal Reaction - ”...increased risk associated with the company given its high financial leverage and execution risk as the company integrates Muse...” Valuation - “target priced reduced to $43 from $45 representing a target multiple of 7.4x 2005E pro forma EBITDA” Synergies - “...largest synergies come from network integration and optimization due to Muse’s network and spectrum position...an additional $150-$200 mm of EBITDA could be generated off Muse’s subscriber base” Tax loss - “tax loss carryforwards — $300 mm of value to RCM” Leverage - “RCM’s leverage is expected to rise to 5.0x-5.5x Net debt/trailing EBITDA...How the funds can be transferred back to RCI remains to be seen (i.e., intercompany loan or share buyback at RCM)” 1. Pro forma acquisition of Microcell A-1Project Ring

Other Assumptions •Other cost line assumptions provided by management (examples) -Fixed S&M costs growing at 5% -Customer service costs flat at $3.42/post paid sub and $1.00 perprepaid sub per month -Retention costs per sub flat at $4.91/post paid sub per month •Working capital assumption driven by historical days of turnover •Sale of spectrum in 2006 for $200m -management assumption A -2Project Ring

Appendix B Description of Comparable Companies 70Project Ring

Nextel

Company Overview

Area(s) of operation:	Throughout the United States
Network:	Integrated Digital Enhanced Network (iDEN)
Wireless Subscribers:	12.9mm
Penetration:	Na
Headquarters:	Reston, Virginia
Employees:	17,000
Other Services:	Digital wireless mobile services, Nextel nationwide, Direct Connect walkie-talkie service and various other services

LFY Revenue Mix - US$10,820 mm


Equipment revenue 9%
Service revenue 91%

Capitalization & Trading

Share Price [1]	$24.61	EV/2005 Rev.	2.4x
Shares Out.	1107.6	EV/2004 EBITDA	6.9x
Market Cap.	$28,027	EV/2005 EBITDA	6.1x
Enterprise Value	$34,920	P/2005 EPS	13.6x

1. As of October 18, 2004.

Financial Summary

	CY 2003	CY 2004	CY 2005
Revenue	$10,820	$13,080	$14,582
Gross Profit	$7,669	na	na
EBITDA	$4,321	$5,093	$5,763
EBITDA Margin	*40%*	*39%*	*40%*
EBIT	$2,627	na	na
Net Income (Reported)	$1,472	$2,020	$2,001
Capex	$1,716		

Source: Capital IQ

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U.S. Cellular

Company Overview	
Area(s) of operation:	165 territories in 28 U.S. States
Network:	CDMA 1XRTT
Wireless Subscribers:	4.4 mm
Penetration:	10%
Headquarters:	Chicago, Illinois
Employees:	6,175
Other Services:	Offer both digital and analog handsets, dual and tri mode phones

LFY Revenue Mix - US$2,259 mm


Equipment Sales 6%
Service Revenue 94%

Capitalization & Trading			
Share Price [1]	$43.25	EV/2005 Rev.	1.6x
Shares Out.	86.2	EV/2004 EBITDA	7.2x
Market Cap.	$3,728	EV/2005 EBITDA	6.1x
Enterprise Value	$4,995	P/2005 EPS	31.9x

1. As of October 18, 2004.

Financial Summary	CY 2003	CY 2004	CY 2005
Revenue	$2,583	$2,783	$3,062
Gross Profit	$1,651	na	na
EBITDA	$647	$676	$792
EBITDA Margin	25%	24%	26%
EBIT	$214	na	na
Net Income (Repo	$43	$84	$117
Capex			

Source: Capital IQ

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Western Wireless Corp.

Company Overview	
Area(s) of operation:	19 Western U.S. States (rural focus)
Network:	TDMA/CDMA/GSM
Wireless Subscribers:	1.3 mm
Penetration:	12%
Headquarters:	Washington/Missouri
Employees:	2,400
Other:	Formed in 1994 through the combination of Pacific Northwest Cellular and General Cellular



LFY Revenue Mix - US$1501 mm
Other foreign 11%
Austrian operations 25%
Subscriber 47%
Other domestic 0%
Equipment 3%
Roamer 14%

Capitalization & Trading			
Share Price [1]	$28.20	EV/2005 Rev.	2.2x
Shares Out.	91.9	EV/2004 EBITDA	7.4x
Market Cap.	$2,592	EV/2005 EBITDA	6.5x
Enterprise Value	$4,674	P/2005 EPS	12.7x

1. As of October 18, 2004.

Financial Summary	CY 2003	CY 2004	CY 2005
Revenue	$1,501	$1,881	$2,065
Gross Profit	$918	na	na
EBITDA	$449	$630	$713
EBITDA Margin	*30%*	*33%*	*35%*
EBIT	$173	na	na
Net Income (Reported)	($0)	$152	$204
Capex	$266		

Source: Capital IQ

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Appendix C Precedent Transactions 74Project Ring

Precedent Transaction Analysis

Wireless Service Providers – Precedent Transactions

(C$ millions)

Date Announced	Date Completed	Acquirer	Target	Enterprise Value	LTM EV / Sales	LTM EV / EBITDA	FY+1 EV / EBITDA	EV / Subscribers LTM	EV / Subscribers FY + 1	EV / POPS
Canadian Transactions										
20-Sep-04	Pending	RCM	Microcell	$1,566	2.47x	17.7x	13.4x	$1,306	$943	$82
13-Sep-04	13-Oct-04	RCI	RCM [1]	7,351	2.94	8.7	7.9x	1,872	1,475	245
21-Aug-00	19-Oct-00	Telus	Clearnet	6,762	13.63	NMF	NMF	9,249	5,157	319
30-Jul-99	29-Oct-99	BCE	BCE Mobile Communications	5,011	3.93	16.0x	14.7x	3,132	2,769	290
Average					6.74x	14.1x	12.0x	$3,890	$2,586	$234
U.S. Transactions										
17-Feb-04	17-Feb-04	Cingular	AT&T Wireless	$60,684	2.74x	10.9x	9.8x	$2,792	$2,542	$205
20-Dec-01	20-Dec-01	US Unwired	IWO Holdings	1,078	5.42	N/A		N/A		171
08-Oct-01	15-Feb-02	AT&T Wireless	Telecorp	8,500	20.65	NMF		9,599		N/A
29-Aug-01	30-Nov-01	AirGate PCS	iPCS	1,481	10.59	NMF		6,976		127
19-Mar-01	01-Aug-02	Alltel	CenturyTel Wireless assets	2,488	N/A	N/A		N/A		300
Average					9.85x	10.9x	9.8x	$6,559		$161
International Transactions										
08-Jul-04	Pending	TeliaSonera	Orange A/S	$979	1.43x	8.4x	10.9x	$1,619		N/A
13-Jun-03	28-Nov-03	Cesky Telecom	Eurotel Praha [1]	2,787	1.46	3.0		651		288
21-May-01	21-Dec-01	Matav	Westel Mobil	2,780	N/A	N/A		1,209		N/A
19-Nov-01	19-Nov-01	IPO	MMO2 (BT's Cellphone unit)	16,771	2.33	23.5	9.2x	1,016		105
Average					1.74x	11.6x	10.0x	$1,126		$196
Overall Average					6.16x	12.8x	11.0x	$3,621		$213
Overall Average (excl. High & Low)					6.61x	14.8x		$3,967		$171

1. No change of control.
Note: All numbers converted to Canadian $ based on exchange rate at close of transaction.

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Case Study – RCM Acquisition of Microcell

Background:

- On May 14, 2004 TELUS announced an unsolicited takeover bid for Microcell valued at $1.1 bn
  - The offer, of $29.00/share represented a 38% and 36% premium to the Class A and Class B shares respectively
- Microcell's Board of Directors recommended that shareholders vote against the proposed deal
  - On September 20, 2004 Microcell announced they entered into an agreement with RCM for the purchase of the company, the bid was valued at $1.6 bn at announcement
  - The offer of $35.00/share represented a 20% premium to TELUS' bid

Strategic Rationale:

- Significantly enhances spectrum position
- Acquisition of 1.2 million subscribers (54% of which are postpaid – postpaid ARPU of $62)
- Improved share in youth segment
- Improved share in Quebec region
- Acquisition of strong Canadian brand
- Access to use significant tax losses (approximately $1.6bn as of December 31, 2003)
- Potential upside with Microcell's interest in Inukshuk


Microcell Class B Share Price Performance

Implied Premium		
	Unaffected 13-May-04	At Announcement 20-Sep-04
Final Offer Price	$35.00	$35.00
1 - Day	66.7%	5.7%
1 - Week	37.3%	9.7%
4 - Weeks	47.7%	17.1%

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Case Study – RCM Acquisition of Microcell

Transaction Value	
Price Per share	$35.00
Shares Outstanding	
Basic	29.8
McCaw Warrants	4.0
Options / Warrants	1.3
Fully diluted shares outstanding	35.1
Gross Equity Value	$1,227.9
Less:	
Proceeds from exercise of Options/Warrants	(16.4)
Proceeds from exercise of McCaw Warrants	(87.5)
Existing Warrants	163.2
Equity Capitalization	1,287.1
Debt[1]	$412.7
Cash on Hand	(133.8)
Net Debt / (Cash)	$278.9
Plus: Minority Interest	–
Less: Non-consolidated Investments	–
Total Enterprise Value ($MM)	$1,566.0

1. Includes $34.42 million relating to cross currency swaps

Transaction Multiples - Without Tax Asset

	LTM	LFY + 1	LFY + 2
EV / Sales	2.47 x	2.38 x	1.97 x
EV / EBITDA	17.65 x	13.40 x	7.93 x
EV / Subscribers	$1,306	$1,061	$943
EV / POPs	$82		

Transaction Multiples - With Tax Asset [1]

	LTM	LFY + 1	LFY + 2
EV / Sales	1.97 x	1.89 x	1.57 x
EV / EBITDA	14.04 x	10.67 x	6.31 x
EV / Subscribers	$1,039	$844	$750
EV / POPs	$66		

1. Assumes $0.20 per dollar or $320m of tax assets ($1.6bn)

Transaction Multiples - Benchmarks

(C$ millions)	LTM	LFY + 1	LFY + 2
Sales	$634	$658	$795
EBITDA	$89	$117	$197
Subscribers	1.2	1.5	1.7
POPs	19.0		

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Case Study -Cingular’s Acquisition of AT&T Wireless Background: •On Jan. 14, 2004, rumours surface that AT&T Wireless is in merger talks •On Feb. 17, 2004, CingularWireless LLC, a joint venture between SBC Communications Inc. and BellSouth Corp., announced an agreement to acquire AT&T Wireless •Cingular offered AT&T Wireless shareholders $15 cash per common share or approximately $41 billion •Combined company would have 46 million customers and coverage in 97 of the top 100 markets •Combined 2003 annual revenues of the two companies will exceed $32 billion. Strategic Rationale: •Give customers access to a larger GSM network in the US •Improve coverage and call quality •Improved spectrum holding will allow company to accelerate its offering of advanced wireless data services •Combined company expects to achieve more than US$1 billion in operating expense and capital expenditure synergies in 2006, and in excess of US$2 billion in annual savings beginning in 2007 C -4 Implied PremiumAtAtAnnouncementCompletion17-Feb-0426-Oct-04Final Offer Price$35.00$35.001 — Day 6.5%0.5%1 — Week 8.6%1.4%4 — Weeks18.7%1.4%Bid History $8.55$15.00$1.44$3.79$1.22Bid History $0.00$4.00$8.00$12.00$16.00Unaffected SharePriceTakeover SpeculationCingularAnnouncementBid PriceFinal Purchase Price13-Jan-0414-Jan-0417-Feb-04 78Project Ring

Case Study – Cingular's Acquisition of AT&T Wireless

Transaction Value	
Price Per share (US$)	$15.00
Shares Outstanding	
Basic	2,729.7
Options / Warrants	71.7
Fully diluted shares outstanding	2,801.4
Gross Equity Value	$42,021.3
Less: Proceeds from exercise of Options/Warrants	(603.3)
Equity Capitalization	41,417.9
Debt	$10,322.0
Cash on Hand	(6,026.9)
Net Debt / (Cash)	$4,295.1
Plus: Minority Interests	$32.0
Less: Non-consolidated Investments	($1,152.0)
Total Enterprise Value ($MM)	**$44,593.0**

Transaction Multiples without Synergies

	LTM	LFY + 1	LFY + 2
EV / Sales	2.74 x	2.77 x	2.72 x
EV / EBITDA	10.93 x	10.86 x	9.84 x
EV / Subscribers	$2,792	$2,619	$2,542
EV / POPs	$205		

Transaction Multiples with Synergies[1]

	LTM	LFY + 1	LFY + 2
EV / Sales	1.66 x	1.68 x	1.65 x
EV / EBITDA	6.63 x	6.59 x	5.97 x
EV / Subscribers	$1,694	$1,590	$1,543
EV / POPs	$163		

1. Announced synergies of US$1bn in 2006, and in excess of US$2bn in annual savings beginning in 2007. Synergies assumed to be valued at US$6.50 per share or US$18.2bn based on street research.

Transaction Multiples - Benchmarks

(US$ millions)	LTM	LFY + 1	LFY + 2
Sales	$16,883	$16,738	$17,041
EBITDA	$4,238	$4,264	$4,707
Subscribers	21.7	23.2	23.9
POPs	226.0		

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Case Study – Privatization of Bell Mobility

Background

- On July 30, 1999 Bell Canada announced it had reached a deal with BCE Mobile Communications to acquire the remaining 35% of outstanding shares that Bell Canada did not already own
- Independent valuation provided a range of $54.50 to $63.00
- The price of $58.75 represented the mid-point of the valuation range, and a 31% premium to the one-month closing price and a 47% premium to the two-month closing price

Strategic Rationale

- Allow BCE to provide customers a single point of contact for all of their communications needs
- Simplify the ability for both companies to pursue national expansion and allow the two companies to leverage their business experience in reviewing expansion opportunities
- allow for greater operational synergies for BCE Mobile through the opportunity to leverage the assets and resources of Bell Canada.


BCE Mobile Communications Share Price Performance
January 1, 1999 – October 22, 1999

Implied Premium

	At Announcement 30-Jul-99	At Completion 25-Oct-99
Final Offer Price	$58.75	$58.75
1 - Day	19.9%	5.7%
1 - Week	29.4%	6.1%
4 - Weeks	30.6%	4.4%

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Case Study – Privatization of Bell Mobility

Transaction Value	
Price Per Share (C$)	$58.75
Shares Outstanding	
Fully diluted shares outstanding	76.8
Equity Capitalization	$4,510.8
Net Debt / (Cash)	$570.0
Plus: Minority Interests	–
Less: Non-consolidated Investments	($69.4)
Total Enterprise Value ($ MM)	**$5,011.5**

Transaction Multiples

	LTM	LFY + 1	LFY + 2
EV / Sales	3.93 x	4.34 x	3.89 x
EV / EBITDA	15.96 x	14.70 x	11.99 x
EV / Subscribers	$3,132	$2,769	$2,264
EV / POPs	$290		

Transaction Multiples - Benchmarks

(C$ millions)	LTM	LFY + 1	LFY + 2
Sales	$1,275	$1,155	$1,287
EBITDA	$314	$341	$418
Subscribers	1.6	1.8	2.2
POPs	17.3		

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Case Study – Telus' Acquisition of Clearnet

Background:

- On August 21, 2000 TELUS announced its intent to purchase Clearnet Communications
  - The offer of $70.00/share was payable in cash or 1.636 shares of TELUS
- The offer represented a 53% premium to Clearnets unaffected closing price the day before the transaction was announced
- At time of acquisition, the deal was the largest in Canadian telecommunications history

Strategic Rationale:

- Advances TELUS to the leading wireless company in Canada
- 1.8 million customers and ability to provide coverage to 30.7 million potential customers
- Transaction was meant to provide a foundation for TELUS' data and Internet strategy
- increased bundling opportunities
- Clearnet shareholders, holding 86% of voting shares and 30% economic interest entered into a lock up agreement to sell their shares to TELUS



Implied Premium

	At Announcement 21-Aug-00	At Completion 19-Oct-00
Final Offer Price	$70.00	$70.00
1 - Day	52.8%	5.7%
1 - Week	58.0%	6.1%
4 - Weeks	66.5%	4.4%

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Case Study – Telus' Acquisition of Clearnet

Transaction Value

	At Announcement 21-Aug-00	At Completion 19-Oct-00
Cash Consideration (C$)		
Price per share	$70.00	$70.00
Maximum cash consideration	$2,190.25	$2,179.00
Share Consideration (C$)		
Share Price	$43.25	$38.15
Exchange Ratio	1.636	1.636
Shares Outstanding		
Fully diluted shares outstanding	62.6	62.6
Telus Shares Issued	50.6	51.2
Equity Capitalization	$4,427.9	$3,905.7
Total Share Consideration	2,213.9	1,954.0
Debt	$2,600.0	$2,600.0
Cash on Hand	(318.7)	(318.7)
Net Debt / (Cash)	$2,281.3	$2,281.3
Total Enterprise Value ($MM)	$6,685.5	$5,414.3

Transaction Multiples without Synergies

	LTM	LFY + 1	LFY + 2
EV / Sales	13.63 x	12.36 x	8.22 x
EV / EBITDA	NMF	NMF	34.08 x
EV / Subscribers	$9,249	$7,728	$5,445
EV / POPs	$319		

Transaction Multiples with Synergies [1]

	LTM	LFY + 1	LFY + 2
EV / Sales	9.10 x	8.25 x	1.57 x
EV / EBITDA	NMF	NMF	22.74 x
EV / Subscribers	$6,172	$5,157	$3,633
EV / POPs	$213		

1. Announced synergies of C$2.1 bn to C$2.4 bn.

Transaction Multiples - Benchmarks

(C$ millions)	LTM	LFY + 1	LFY + 2
Sales	$496	$547	$823
EBITDA	NMF	NA	$198
Subscribers	0.7	0.9	1.2
POPs	21.2		

Project Ring

C - 9

BMO Nesbitt Burns